                                                                     EXHIBIT 2.3

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT ("Agreement"), dated as of July 8, 1998 is entered into by and between Baxter Healthcare Corporation, a Delaware corporation having a place of business at 1627 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter") and UroGen Corp., a Delaware corporation having its principal place of business at 10835 Altman Row, Suite A, San Diego, California 92121 ("UroGen").

                                   RECITALS

     A. Baxter and UroGen have entered into that certain Asset Purchase Agreement dated as of February 28, 1998, as amended by that certain Amendment to Asset Purchase Agreement dated as of May 27, 1998, between Baxter and UroGen (as so amended, the "Asset Purchase Agreement") pursuant to which Baxter has agreed to sell the Mini-Ad Vector Technology (as that capitalized term is defined in the Asset Purchase Agreement) to UroGen as well as other property related to the research, development, manufacture, use and sale of Mini-Ad Vector Products (as that capitalized term is defined in the Asset Purchase Agreement).

     B. Baxter has agreed to collaborate with UroGen to develop products utilizing the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans relating to hemophilia A (such products are hereafter referred to individually and collectively as "Collaboration Product(s)") pursuant to the terms of that certain Developmental Collaboration Agreement between Baxter and UroGen of even date herewith (the "Development Agreement").

     C. UroGen desires that Baxter market, sell and distribute all Collaboration Products, as described herein and subject to the terms hereof.


                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Baxter and UroGen hereby agree as follows:

     1.   DEFINITIONS.

          1.1 Terms Defined in Preamble and Recitals: As used herein, all capitalized terms defined in the Preamble and Recitals of this Agreement shall bear the meanings ascribed to such terms as set forth therein.

          1.2 Terms Defined in Asset Purchase Agreement: Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms as set forth in the Asset Purchase Agreement.

          1.3 Other Terms: As used herein, the following capitalized terms shall have the following meanings:

               A. "Affiliate" of a party shall mean any entity (i) which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the party or (ii) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a party or any of such party's Subsidiaries. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

               B. "Baxter Region" means, individually and collectively, the geographical regions of (1) Western and Eastern Europe; (2) North America (United States and Canada); (3) Japan; and (4) the rest of the world; provided,
                                                                      --------
however, that Baxter's marketing plans may from time to time further divide
-------
"Baxter Regions" into individual nations or other smaller geographical regions for the purposes of such marketing plans.

               C.   "FDA" means the United States Food and Drug Administration.

               D. "Field of Distribution" means the market for products utilizing the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans relating to hemophilia A.

               E. "First Equity Milestone" shall mean that point in time when UroGen treats the first patient under an Initial New Drug Application in a Phase I clinical trial, as such capitalized terms are defined by the FDA from time to time.

               F. "Fully Loaded Cost" means, for either party, such party's cost of manufacturing, performing or acquiring any items or services, in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and, with respect to each party, in accordance with such party's normal accounting policies, all consistently applied, including any royalties payable by such party in connection with manufacturing, performing or acquiring any items or services. Fully Loaded Cost shall not include general corporate allocations or other allocations which are not directly related to the manufacture, performance or acquisition of the item or service, however designated. In the event any item is acquired or any service is provided for a party from or by an Affiliate of such party, the cost of acquiring such items or services shall be deemed to mean such Affiliate's actual cost of manufacturing, performing or acquiring such items or services in accordance with the principles set forth in this definition of "Fully Loaded Cost." Current costs of developing any items or services shall be included in Fully Loaded Cost, but in no event shall any historic development costs which arise or accrue prior to the date of this Agreement be included in Fully Loaded Cost.

               G. "Mini-Ad Vector Technology" means (a) technology developed by Seller and relating to adenoviral vectors for gene therapy which has been (i) licensed to UroGen pursuant to the Seller License Agreement and/or (ii) transferred to UroGen pursuant to the Asset Purchase Agreement and (b) any Intellectual Property Rights developed, licensed or acquired by UroGen (and/or Affiliates of UroGen) relating to adenoviral vectors for gene therapy.

               H. "Product(s)" means any product or products utilizing the Mini-Ad Vector Technology for use in the Field of Distribution, including ancillary products relating thereto and/or used for the delivery or administration of products utilizing the Mini-Ad Vector Technology in the Field of Distribution to patients or customers.

               I. "Purchase Price Percentage" means UroGen's Adjusted Interest (as such term is defined in the Development Agreement), but in no event shall UroGen's Purchase Price Percentage be less than [ * ]% or more than [ * ]%.

               J. "Regulatory Approval" means (i) in the United States, approval from the FDA and any other United States governmental authority (or agency or other political subdivision thereof) necessary for the right to market, sell or distribute the Products, in the United States to the public at large, or (ii) outside the United States, an analogous order by a non-United States governmental authority (or agency or other political subdivision thereof) necessary for the right to market, sell or distribute, and the right to be paid or reimbursed for, the Products, in that country (other than the United States), to the public at large.

               K. "Standard Average Price" shall mean an amount equal to the average price paid by Baxter for a Product during the first three calendar quarters of the preceding calendar year. For the first year of sales for any Product, the Standard Average Price for such Product shall be determined by the mutual agreement of the parties hereto.

     2.   TERM OF AGREEMENT.

          2.1 Duration: The term of this Agreement (the "Term"), unless earlier terminated as provided below, shall be the longer of (i) ten (10) years from the date of Regulatory Approval of the first Collaboration Product in the United States or (ii) the expiration of the last to expire of any existing patents anywhere in the world or patents issued anywhere in the world as a result of existing patent applications on the Mini-Ad Vector Technology listed on Schedule 3.7(C) of the Asset Purchase Agreement which have issued on or before ten (10) years from the date of Regulatory Approval of the first Collaboration Product in the United States. The Term may be extended upon the mutual written agreement of the parties.

          2.2 Early Termination: A non-breaching party may terminate this Agreement if any of the following events (each is herein referred to as a "Material Breach") occur:

               A. A party fails to pay any amount owing under this Agreement, on the date(s) specified for such payment and such failure shall continue for sixty (60) days after written notice of such failure by the other party to this Agreement;

               B. A party shall default in the performance of or compliance with any covenant contained in this Agreement (other than a failure to make a payment described in Section 2.2(A) above or a default the liability for which is excused under Sections 4.3, 4.4 or 13 hereof) which default shall continue uncured beyond the applicable grace period therefor or, if no grace period is specified therefor, such default shall continue uncured for sixty (60) days after written notice of such default by the other party to this Agreement;

               C. A receiver, conservator, custodian, liquidator or trustee of a party, or of all or any of the property of a party, is appointed by court order and such order remains in effect for more than ninety (90) days; or an order for relief is entered under the federal bankruptcy laws with respect to a party; or any of the material property of a party is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed against a party under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within ninety (90) days after such filing;

               D. A party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

               E. A party makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the party, or of all or any part of its property; or

               F. Baxter provides notice to UroGen of Baxter's election to cease participation in all Development Work (as such term is defined in the Development Agreement) in accordance with Section 8.1 of the Development Agreement and UroGen elects by written notice to Baxter to terminate Baxter's ownership rights, marketing rights and licenses to Collaboration Product(s) being developed under the Development Work in accordance with the terms of
Section 8.1(b) of the Development Agreement.

     3. APPOINTMENT. Subject to the terms and conditions contained in this Agreement, UroGen appoints Baxter as its exclusive worldwide marketing, sales and distribution entity for the Products. Baxter accepts such appointment. Notwithstanding any provision of this Agreement to the contrary, for a period equal to the longer of (i) the Term of this Agreement or

(ii) the term of the Development Agreement, UroGen shall not, in any form or manner, directly or indirectly, on its own behalf or in combination with others, anywhere in the world:

     (i)  develop, manufacture, market, sell, distribute, acquire or license; or

     (ii) provide services to (including, but not limited to, consulting services), or become interested in (as a stockholder, joint venturer, partner, licensor, member, principal, agent, independent contractor, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded, and then only to the extent of owning not more than two percent (2%) of any class or series of the issued and outstanding securities of such corporation), any individual, corporation, limited partnership, trust or unincorporated association, or a government or any agency or political subdivision thereof, which develops, manufactures, markets, sells, distributes, acquires or licenses;

any products utilizing the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans, except for the Collaboration Products.

     4.   MANUFACTURE AND SUPPLY.

          4.1 Obligation to Supply: UroGen shall exercise its commercially reasonable efforts to manufacture and supply the Products or make reasonably satisfactory arrangements for the manufacture and supply of the Products for Baxter. UroGen shall make the commercially reasonable investment required to enable it to manufacture and supply or make satisfactory arrangements for the same, as required to perform its obligations under this Agreement. UroGen, or its contract manufacturer, shall comply with all of the applicable regulations of the country of manufacture and the country of sale as related to the production of the Products (for example, Quality System Regulation ("QSR") of the FDA).

          4.2  Changes to Contract Suppliers, Manufacturers or Specifications:
UroGen may change contract suppliers, contract manufacturers or the specifications of Products, provided that any such change has been presented for
                            --------
review and approval by Baxter at least ninety (90) days before it becomes effective, and has been approved by Baxter, which approval shall not be unreasonably withheld and notice of such approval (or disapproval, as the case may be) shall be given to UroGen within thirty (30) days of Baxter's receipt of a request from UroGen for such change. UroGen will be responsible for obtaining any required Regulatory Approval with respect to such changes and will be responsible for all costs associated with such change, including without limitation, the cost of field upgrades.

          4.3  Forecasting:

          (a) After receiving Regulatory Approval, thirty (30) days prior to the beginning of each calendar quarter during the term of this Agreement, Baxter shall provide UroGen with a rolling twelve (12) month forecast of the orders it expects to place for the

Products during the next twelve (12) months. The forecast for the first quarter of each such forecast shall constitute a firm purchase order by Baxter for the number of units of Products forecast for such quarter (the "Baxter Purchase Order"). The forecast for any given calendar quarter may not vary from the forecast for the immediately preceding calendar quarter by more than twenty percent (20%), nor may any Baxter Purchase Order for any given calendar quarter vary by more than twenty percent (20%) from the prior forecast for such calendar quarter. Twelve (12) months after receiving Regulatory Approval, the parties hereto shall review and may mutually agree to adjust the twenty percent (20%) level of variance permitted for (i) any given calendar quarter from the immediately preceding calendar quarter under this Section 4.3(a), and (ii) any Baxter Purchase Order from the prior forecast for such calendar quarter under this Section 4.3(a). Before Regulatory Approval is received, Baxter shall provide UroGen with a forecast based on the reasonably assumed date of Regulatory Approval, but such forecast shall not be effective until Regulatory Approval is actually received, and shall be effective only for thirty (30) days after receipt of Regulatory Approval, whereupon Baxter shall provide UroGen with a new forecast. The parties shall cooperate in good faith in creating and providing other, longer range, forecasts which shall be used in budget planning for the parties.

          (b) In the event that Baxter fails to purchase the amounts specified in the Baxter Purchase Orders for two (2) consecutive calendar quarters, the parties shall agree to a remedial marketing plan which will reestablish the appropriate amounts of Baxter's purchases under the Baxter Purchase Orders. In the event that Baxter fails to purchase the amounts specified in the Baxter Purchase Orders for three (3) consecutive calendar quarters, (i) Baxter's purchase obligation shall be fixed at the minimum quarterly purchase amount applicable to the then current Baxter Purchase Order and such purchase obligation will remain in place for the period during which Baxter fails to meet its quarterly purchase obligations with respect to Baxter Purchase Orders (including such third consecutive calendar quarter) and (ii) the parties shall also agree to a remedial marketing plan which will reestablish the appropriate amounts of Baxter's purchases. The above mentioned penalties for failure to purchase the forecast amounts shall not take effect until twelve (12) months after Regulatory Approval, although Baxter shall make commercially reasonable efforts to meet the forecast level of purchases during such twelve (12) month period.

          (c) At such time as Baxter resumes meeting its quarterly purchase obligations under the Baxter Purchase Orders, Baxter shall no longer be subject to the requirements of clauses (i) and (ii) of Section 4.3(b) above, and for the purposes of determining compliance with this Section 4.3, calculation of consecutive calendar quarters in which Baxter fails to purchase the amounts
specified in the Baxter Purchase Orders shall begin again at zero.   If Baxter
complies with all of its obligations under Section 4.3(b), the remedial actions by Baxter detailed in clauses (i) and (ii) of Section 4.3(b) above shall be the sole and exclusive remedy available to UroGen for Baxter's failure to purchase the amounts specified in the Baxter Purchase Orders. Further, if Baxter complies with all of its obligations under Section 4.3(b), Baxter's failure to purchase the amounts specified in the Baxter Purchase Orders shall not be deemed a default by Baxter in its performance under this Agreement which would permit termination of this Agreement pursuant to Section 2.2(A).

          4.4  Fill Rate Commitment:

          (a) Upon Regulatory Approval and for a period of twelve (12) months thereafter, UroGen shall make commercially reasonable efforts to maintain an overall first delivery "fill rate" on Baxter Purchase Orders for Products of [*] %. Thereafter, UroGen shall maintain an overall first delivery fill rate on Baxter Purchase Orders of at least [ * ]%, or such other amount to which the parties may mutually agree in writing, based on their experience during the first twelve (12) months following Regulatory Approval. For the purpose of this Agreement, "fill rate" shall be defined as lines of product shipped on the date specified in the Baxter Purchase Order, divided by lines of product ordered, times 100. Fill rate will be monitored by UroGen and Baxter. The fill rate commitment established pursuant to this Section may be adjusted by mutual written agreement of the parties hereto during the Term as may be appropriate to reflect actual manufacturing experience.

          (b) In the event that UroGen fails to meet its fill rate for two (2) consecutive calendar quarters, the parties shall mutually agree to a remedial plan to handle back orders of the Products and to assist UroGen in reestablishing the targeted fill rate. In the event that UroGen fails to meet its fill rate for three (3) consecutive calendar quarters, (i) UroGen's Purchase Price Percentage shall drop to its minimum level of [ * ]% for any period in which it fails to meet its fill rate (including such third consecutive calendar quarter) and (ii) the parties shall also agree to a remedial plan to handle back orders and assist UroGen in reestablishing the targeted fill rate. The above mentioned penalties for failure to meet the applicable fill rates shall not take effect until twelve (12) months after Regulatory Approval, although UroGen shall make commercially reasonable efforts to meet the applicable fill rates during such twelve (12) month period.

          (c) At such time as UroGen resumes meeting its overall fill rate on Baxter's orders for Products, UroGen shall no longer be subject to the requirements of clauses (i) and (ii) of Section 4.4(b) above, and for the purposes of determining compliance with this Section 4.4, calculation of consecutive calendar quarters in which UroGen fails to meet its overall fill
rate on Baxter's orders for Products shall begin again at zero.   If UroGen
complies with all of its obligations under Section 4.4(b), the remedial actions by UroGen detailed in clauses (i) and (ii) of Section 4.4(b) above shall be the sole and exclusive remedy available to Baxter for UroGen's failure to meet its overall fill rate on Baxter's orders for Products. Further, if UroGen complies with all of its obligations under Section 4.4(b), UroGen's failure to meet its overall fill rate on Baxter's orders for Products shall not be deemed a default by UroGen in its performance under this Agreement which would permit termination of this Agreement pursuant to Section 2.2(A).

          4.5 Discontinuance of Product Line: If UroGen wishes to discontinue a product line which includes any Products, the parties will negotiate appropriate closure conditions, in accordance with Section 4.6 below.

          4.6 Assignment of Rights: In the event UroGen elects to abandon and/or discontinues substantially all efforts to develop or market (or to have developed or marketed) the Products or any of them (the "Discontinued Products"), UroGen shall grant Baxter an exclusive, worldwide, royalty-free license under the Mini-Ad Vector Technology to make, have made, use and sell, in such Product Field or sub-field, those Discontinued Products. The term of such license shall be equal to the term of the Distribution Agreement. In addition, in the event UroGen elects to abandon and/or discontinues substantially all efforts to develop or market (or have developed or marketed) any products utilizing the Mini-Ad Vector Technology outside of the Field of Distribution ("Discontinued Products Outside of the Field"), UroGen shall grant Baxter an exclusive, worldwide license under the Mini-Ad Vector Technology to make, use and sell the Discontinued Products Outside of the Field. Baxter shall pay UroGen a royalty under such license of no less than [ * ] percent ([ * ]%) of sales of such Discontinued Products Outside of the Field, the actual amount of which to be negotiated by the parties hereto. After granting Baxter either or both of such licenses, (a) sales of Discontinued Products or Discontinued Products Outside of the Field shall not be included in net receipts for the purpose of determining the UroGen Price under Section 5.1 hereof or for the purpose of determining the Standard Average Price and (b) UroGen shall cooperate with and assist Baxter in Baxter's regulatory efforts, including providing Baxter access to any and all information and documentation necessary in order for Baxter to assume regulatory responsibility, and any costs UroGen may incur in such cooperation or assistance shall be borne by Baxter at UroGen's Fully Loaded Cost. Any royalty obligations to third parties with respect to Discontinued Products or Discontinued Products Outside the Field which are assigned or otherwise transferred to Baxter shall be paid by Baxter after such assignment or transfer. The terms and conditions of such licenses shall be negotiated by UroGen and Baxter, bargaining in good faith, and documented in a written agreement, signed by authorized representatives of both parties.

     5.   PURCHASE OF PRODUCT.

          5.1 Product Sales: Baxter is solely responsible for establishing the price of the Products for sale to customers. Baxter will pay UroGen the "UroGen Price", as such term is hereafter defined, for the Products and payment for such Products shall be made in accordance with Section 5.4. The UroGen Price will be an amount equal to the product of the Purchase Price Percentage times net
                                                                -----
receipts from sales of Products by Baxter for that quarter (i.e., gross receipts
                                                            ----
net of any stamp, sales, transfer, use or similar taxes, freight, shipping or customs duties costs). However, regardless of the applicable Purchase Price Percentage under the Development Agreement, the UroGen Price shall never be less than the sum of (a) UroGen's Fully Loaded Cost (excluding royalty payments made as set forth in clause (c) below) for the Products Baxter has sold during such calendar quarter plus (b) [ * ] percent ([ * ]%) of such Fully Loaded Cost, plus
                 ----                                                       ----
(c) any third party royalty payments UroGen may be required to pay, in accordance with Section 5.8 hereof (the "UroGen Price Floor").

          5.2 Managed Care/Capitated Sales: If Baxter sells Products to customers in the managed care market on a "capitated" basis (i.e., customers are charged on a per patient per year basis rather than on a per unit of product basis), the parties shall negotiate in good faith a commercially reasonable, appropriate and equitable allocation of the capitated fee between Baxter and UroGen in lieu of applying the Purchase Price Percentage to the capitated fee.

          5.3  "Minimal" or "No Charge" Sales Transactions with Customers:
Baxter may, from time to time, agree to make specified Products available to customers with a minimal charge or at no charge, as part of an advertising and promotion program. Baxter shall be responsible for developing and approving any such program, provided, however, that Baxter shall pay UroGen's Fully Loaded
              --------  -------
Cost for Products made available to customers in accordance with this Section
5.3.

          5.4 Payment and Shipping Terms: UroGen shall bill Baxter as of the end of each month the Standard Average Price for Products shipped to customers during the month. Baxter shall pay such invoices within sixty (60) days of Baxter's receipt thereof. At the end of each calendar quarter, Baxter shall reconcile the difference between the Standard Average Price paid for Products shipped during that quarter and the actual price of such Products as determined in accordance with Section 5.1 hereof. Baxter shall deliver to UroGen within thirty (30) days of the end of each quarter a written report (a "Reconciliation Report") detailing its reconciliation of the difference between the Standard Average Price and the actual price of Products shipped during such quarter. If Baxter has paid UroGen more than the actual price payable by Baxter for the Products shipped during a calendar quarter pursuant to Sections 5.1 through 5.3, inclusive (the "Owed Amount"), UroGen shall refund to Baxter within thirty (30) days of the date of the Reconciliation Report the difference between the Owed Amount and the Standard Average Price for such Products. If Baxter has paid UroGen less than the Owed Amount for the Products shipped during a calendar quarter, Baxter shall pay to UroGen within thirty (30) days of the date of the Reconciliation Report the difference between the Owed Amount and the Standard Average Price for such Products. Any dispute with respect to such a reconciliation shall be resolved in accordance with the terms of Section 24 hereof. Products are to be shipped FCA (INCOTERMS) to Baxter's destination designated in the purchase order. Baxter's designated destination may include a Baxter facility or a customer's facility. Unless otherwise agreed in writing, Baxter shall designate the shipper, pay all freight charges and will obtain and pay for any necessary import licenses, authorizations or documentation for shipments of Products outside the United States. UroGen shall pay all costs associated with delivering the Products to the designated shipper and will obtain and pay for any necessary export licenses, authorizations or documentation for shipments of Products outside the United States. The parties will cooperate with one another as necessary to meet appropriate export/import regulations.

          5.5 Acceptance of Shipment/Return of Goods: Baxter may inspect or audit the Products for integrity and adherence to the product specifications.
If any of the Products of a continuous production run or shipment (a "Lot") fail to meet UroGen's warranties or to conform to product specifications, Baxter shall notify UroGen in writing within 120 days, and thereafter Baxter may reject such Lot and, at Baxter's option and at UroGen's expense, Baxter shall receive a credit, refund or replacement for such Products. If UroGen so requests, Baxter will return any such Products to UroGen at UroGen's expense.

          5.6 Controlling Document: UroGen shall acknowledge receipt of each Baxter purchase order in writing within ten (10) business days after receipt thereof and confirm delivery dates to destinations specified by Baxter. Subject to Sections 4.3 and 4.4, all sales of Products shall be subject to the terms and conditions of this Agreement and, to the extent they specify quantities, destinations and delivery dates, to Baxter purchase orders. This Agreement shall not be subject to the terms, conditions or provisions of any business form of Baxter or UroGen and any purchase order of Baxter or any confirmation of UroGen is subject to this Agreement.

          5.7 Baxter shall provide quarterly (or, to the extent Baxter customarily generates such sales reports on a monthly basis, monthly) sales reports as customarily generated by Baxter with standard detailing of the sales volume. These reports shall be delivered to UroGen within thirty (30) days after the end of each quarter (or, to the extent Baxter customarily generates such sales reports on a monthly basis, each month).

          5.8 Royalty Payments: Baxter shall pay any third party patent royalty payments associated with any license obtained by Baxter for the benefit of UroGen and required for the sale of Products incorporating the Factor VIII gene. UroGen shall be responsible for paying any and all other third party royalty payments necessary in order to manufacture and distribute the Products. The cost of such third party royalty payments shall not be factored into the calculation of UroGen's Fully Loaded Cost, but the cost of such third party royalty payments shall be part of the UroGen Price Floor in accordance with
Section 5.1 hereof.

     6.   COMPLIANCE WITH REGULATORY REQUIREMENTS.

          6.1  Regulatory Requirements:

          (a) Except as provided below, and except for those regulatory responsibilities allocated to Baxter pursuant to the other Transaction Documents between UroGen and Baxter, UroGen shall be responsible for obtaining regulatory approval for the sale of Products, meeting regulatory requirements, including, without limitation, regulatory approval of promotional materials, and for obtaining reimbursement pertaining to the manufacturing, marketing, sales, distribution and utilization of the Products. UroGen's regulatory obligations are applicable to each country, state, region or locality in which Baxter either markets, sells and distributes or plans to market, sell and distribute the Products. To assist UroGen in meeting this obligation, Baxter shall be diligent in advising UroGen of its plans to enter, remain active, or depart from specific countries, states, regions or localities relative to the marketing, sales and distribution of the Products. Further, Baxter will be obligated to meet all applicable regulations relative to its role as exclusive seller and distributor of the Products. UroGen's regulatory responsibilities shall include conducting any necessary clinical trials to gather safety and effectiveness data to support marketing applications to FDA or other governmental or quasi-governmental authorities, while Baxter shall be responsible for conducting marketing studies. Initiation of marketing studies will be coordinated between Baxter Regions and UroGen for continuity. Baxter may provide certain regulatory support to UroGen, but only as specifically provided in the Services Agreement.

          (b) In the event UroGen believes, in UroGen's reasonable judgement, that the cost of obtaining regulatory approval in any jurisdiction would not be economically prudent, UroGen may refuse to obtain regulatory approval in such jurisdiction and shall provide written notice of such an election to Baxter. Upon receipt of notice from UroGen that it has elected not to pursue regulatory approval in a jurisdiction, Baxter may elect to assume regulatory responsibility for that jurisdiction (to the extent such an assumption is permissible in that jurisdiction) within sixty (60) days of receipt of such notice from UroGen. Upon assumption of regulatory responsibility for a jurisdiction, Baxter will become solely responsible for regulatory compliance for that jurisdiction, except for any obligations UroGen must retain in its role as manufacturer of the Products. Upon Baxter's assumption of regulatory responsibility for a jurisdiction, UroGen will continue to supply Baxter with Products for sale in such jurisdiction, but the price Baxter shall pay UroGen for such Products shall be the UroGen Price Floor. UroGen shall cooperate with and assist Baxter in Baxter's regulatory efforts, including providing Baxter access to any and all information and documentation necessary in order for Baxter to assume regulatory responsibility, and any costs UroGen may incur in such cooperation or assistance shall be borne by Baxter at UroGen's Fully Loaded Cost. After assuming regulatory responsibility for a jurisdiction, Baxter may elect at any time to withdraw from regulatory responsibility for such jurisdiction. In the event Baxter elects to assume regulatory responsibility for a jurisdiction and such an assumption by Baxter is not permitted in that jurisdiction, UroGen shall obtain regulatory approval in that jurisdiction upon Baxter's request, at Baxter's expense and at UroGen's Fully Loaded Cost. The price Baxter will pay to UroGen for Products sold in that jurisdiction will be the UroGen Price Floor and Baxter may elect at any time to have UroGen withdraw from regulatory responsibility for that jurisdiction.

          6.2 Regulatory Actions: UroGen shall be responsible for all regulatory actions and incur all costs of such actions, Baxter will cooperate with and assist UroGen, at UroGen's expense, with any regulatory action, and Baxter will maintain and provide UroGen with a current customer list as needed solely for regulatory actions. If a regulatory action is determined to be due to Baxter's negligence in distributing Products, Baxter shall incur all costs of such action, to the extent such costs are due to Baxter's negligence. In the event of a Regulatory Action with respect to Products which requires Baxter to return Products it has purchased from UroGen, Baxter may elect to invoice UroGen for the full amount paid by Baxter for such Products which UroGen shall pay within thirty (30) days of receipt. UroGen shall bear the cost of all return shipments of and field notifications which are reasonably required with respect to such Products, as well as any associated import/export licenses, fees, customs duties or taxes on such returned Products. As used in this paragraph, "regulatory actions" mean: mandatory notifications, repairs, replacements and refunds; safety alerts; "cease distribution and notification" and mandatory recall actions; voluntary recalls, market withdrawals or stock recoveries; and device removals and corrections, as defined or understood under law or FDA policy, or related or analogous actions.

          6.3 Product Complaints: Baxter shall complete product complaint forms provided by UroGen to Baxter and forward any product complaint information to UroGen's post-quality assurance group. UroGen and Baxter will work together to manage product complaints in an effective and responsive manner. Should Baxter or its customers receive significant amounts of defective Products, UroGen will issue to Baxter, or to a customer if directed to do so by Baxter, a refund for such Products, including the cost of return shipment for such Products as well as any associated import/export licenses, fees, customs duties and taxes, or, at Baxter's option, replacement Products, and the cost of shipping such replacement Products as well as any associated import/export licenses, fees, customs duties and taxes shall be at UroGen's expense.

     7.   MARKETING OF PRODUCT.

          7.1  Obligation to Market:

          (a) Upon receipt of Regulatory Approval for a Product, Baxter agrees to follow its marketing plan on an annual basis, as such plan may be revised or changed by Baxter from time to time. Baxter will use commercially reasonable diligence in its marketing and sales efforts. Baxter's sales and marketing efforts, which will comply with the regulatory requirements of the applicable regulatory jurisdiction, may include the development of promotional materials, certain customer letters, sales calls, presentations and other documentation in support of marketing and sales personnel representation of the Products. Baxter shall coordinate the production of promotional materials with UroGen so that the parties' marketing efforts are complementary and so that UroGen may comply with such regulatory requirements as may apply to such materials and will provide UroGen with marketing comments on promotional materials prepared by UroGen. Baxter's efforts may also include, at its sole discretion, the funding of marketing studies relating to the Products. Baxter will coordinate the initiation and completion of such marketing studies with UroGen.

          (b) If, after the first anniversary of Regulatory Approval, UroGen reasonably believes that Baxter is not using commercially reasonable diligence in its marketing and sales efforts in a given Baxter Region (as such Baxter Regions may be set forth in Baxter's marketing plans) during a given calendar quarter, UroGen may provide Baxter with written notice of such dissatisfaction within sixty (60) days of the end of such calendar quarter. Upon Baxter's receipt of such notice, the parties shall mutually agree to a remedial marketing and sales plan for such Baxter Region, the structure and implementation of which shall be coordinated with any concurrent marketing or production plans then in effect or being implemented under Sections 4.3 and 4.4 hereof which apply to such Baxter Region. If UroGen still reasonably believes that Baxter is not using commercially reasonable diligence in its marketing and sales efforts in that Baxter Region for the next consecutive calendar quarter, UroGen may provide Baxter with written notice of such continuing dissatisfaction within sixty (60) days of the end of such calendar quarter. Upon Baxter's receipt of such notice, the issue of whether Baxter is utilizing commercially reasonable diligence in its marketing and sales efforts in that Baxter Region shall be submitted to arbitration in accordance with the terms of Section 24 hereof. In the event it is finally determined in arbitration that Baxter failed to use commercially reasonable diligence in its marketing and sales efforts for that Baxter Region, UroGen's sole remedy shall be the right to co-market the Product or Products which UroGen complained Baxter did not adequately market in that Baxter Region and UroGen will be entitled to receive its maximum Purchase Price Percentage on sales of such co-marketed Products in that Baxter Region.

          7.2 Technical Materials & Medical Inquiries: UroGen will be responsible for developing, publishing and revising, as appropriate, all technical and educational materials (for example, technical articles, abstracts, publications) relating to the Products; provided, however, that the cost of
                                        --------  -------
developing and complying with regulatory requirements for such materials shall be borne by UroGen and shall not be included in UroGen's Fully Loaded Cost. Baxter will pay UroGen's Fully Loaded Cost for printing any such promotional or educational materials. These technical and educational materials will otherwise be provided to Baxter and Baxter's customers free of charge. UroGen shall retain a medical affairs staff to handle the medical inquiries from Baxter. Baxter may, from time to time, request UroGen to prepare certain additional technical or educational materials and UroGen shall meet such requests as are reasonable.

          7.3  UroGen's Right to Market, Sell and Distribute:  Subject to
Section 3 above, UroGen shall be solely responsible for its own marketing, selling and distribution efforts for products utilizing the Mini-Ad Vector Technology outside the Field of Distribution. UroGen shall apprise Baxter on a periodic basis of its activities in this regard so that the parties' marketing and selling efforts are complementary.

          7.4 Customer Feedback: As either party develops, surveys or otherwise receives feedback from customers, operators and others relative to the Products, it will share the results and data obtained with the other party hereto. The parties may choose to jointly seek customer feedback or use similar data to agree upon changes or improvements to the Products, to the use and administration of the Products, the training of users, or the technical presentation of the Products.

          7.5 Use of Trademarks and Labeling: UroGen hereby grants to Baxter and Baxter hereby accepts a license to use the trademarks, trade names, service marks and corporate logos of UroGen on a non-exclusive, royalty-free, worldwide basis solely in connection with the marketing, sales and distribution of the Products. No other use of the trademarks, trade names or corporate logos is permitted. Nothing herein shall give Baxter any right, title or interest in or to UroGen's trademarks or trade names. Baxter shall not at any time assert any claim to any goodwill, reputation or ownership of UroGen's trademarks, trade names or corporate logo. All uses of UroGen's trademarks or trade names shall inure to the benefit of UroGen. The parties agree that the Products as well as promotional materials will be labeled and primarily referred to as products of UroGen and will bear UroGen's name. UroGen shall provide all labeling, product inserts and packaging for the Products, provided that Baxter has reviewed and approved in writing each use or display on such labels, inserts or packaging of any trademark, trade name, service mark or logo used or owned by Baxter. Baxter's name and logo may be used in any labeling, product inserts and packaging for the Products by UroGen, if and when required by regulatory guidelines, to indicate Baxter's exclusive appointment as the marketer, seller and distributor of the Product.

     8. FOREIGN CURRENCY CONVERSION. Where calculations of Baxter's Fully Loaded Cost or UroGen's Fully Loaded Cost relate to currency other than United States dollars, all such calculations shall be made pursuant to GAAP.

     9. WITHHOLDING TAXES. Where required to do so by applicable law, Baxter shall withhold taxes required to be paid to a taxing authority on account of any payments to UroGen hereunder, and Baxter shall furnish UroGen with satisfactory evidence of such withholding and payment in order to permit UroGen to obtain a tax credit or other such relief as may be available under applicable laws. Baxter shall cooperate with UroGen in obtaining exemption from withholding taxes wherever available under applicable law.

     10. INTEREST ON OVERDUE PAYMENTS. Interest shall accrue and be payable on all overdue payments owing by a party under this Agreement from the date due at the rate of [ * ] percent ([ * ]%) per month (or the highest rate allowed by law, if lower), compounded annually, until fully paid (including full payment of such interest).

     11.  WARRANTIES.

          11.1 Warranty: UroGen shall warrant or shall obtain such warranty from its suppliers and contract manufacturers that all Products sold to Baxter hereunder are, as of the date of shipment or delivery, not adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, or amendments thereto, and any similar federal, state or local laws or regulations, and are not articles which may not, under the provisions of the Act, be introduced into interstate commerce. This warranty shall be continuing and shall be binding on UroGen, its suppliers and contract manufacturers and UroGen's permitted successors and assigns and shall inure to the benefit of Baxter and its permitted successors and assigns. Baxter shall represent to its customers that any product which it distributes on behalf of a manufacturer other than Baxter is warranted by the manufacturer and not Baxter.

          11.2 Baxter Indemnity: Subject to Section 14 below, Baxter agrees to indemnify UroGen and hold it harmless from any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death which is caused by Baxter's failure to meet its obligations as provided herein. At Baxter's expense, UroGen shall cooperate fully with Baxter in defending or otherwise resolving any such claim. Baxter shall have full control of any litigation brought against UroGen with respect to any claim that is indemnifiable by Baxter hereunder; but UroGen may at its expense, also be represented by its own counsel in any such litigation. Baxter shall not enter into any settlement that materially affects UroGen's rights or interests under this Agreement, the Development Agreement or otherwise without UroGen's prior written consent, which consent shall not be unreasonably withheld.

          11.3 UroGen Indemnity: Subject to Section 14 below and subject to Baxter's obligation to indemnify UroGen under Section 11.2 hereof, UroGen hereby indemnifies and agrees to defend and hold Baxter harmless from and against all claims, liabilities, losses, expenses (including attorneys' fees), including any property damage, personal injury or death, arising out of or in connection with the design, manufacture, sale or use of the Products, unless such claims, liabilities, losses or expenses arise from the negligence or wilful misconduct of Baxter. In the event UroGen controls any litigation brought against Baxter with respect to a claim which is indemnifiable by UroGen hereunder, UroGen shall not enter into any settlement that materially affects Baxter's rights or interests under this Agreement, the Development Agreement or otherwise without Baxter's prior written consent, which consent shall not be unreasonably withheld.

          11.4 Insurance: UroGen shall obtain and keep in force during the Term of this Agreement, general comprehensive liability insurance covering each occurrence of bodily injury and property damage combined single limit with special endorsements (i) immediately after achieving the First Equity Milestone, in an amount not less than $[ * ] and (ii) immediately after obtaining Regulatory Approval, in an amount not less than the greater of (x) $[ * ]or (y) [ * ]% of the annual net sales of Products under the terms of this Agreement, providing coverage for:

               (i)    Products and completed operations liability;
               (ii)   blanket contractual liability; and
               (iii)  blanket broad form supplier liability.

The insurance policy shall be endorsed to name Baxter as an additional insured and to provide for written notification to Baxter by the insurer not less than thirty (30) days prior to cancellation, expiration or modification of the insurance policy. A certificate of insurance evidencing compliance with this Section and referencing this Agreement shall be furnished to Baxter immediately prior to achieving the First Equity Milestone and again immediately prior to obtaining Regulatory Approval for any Product.

     12. INDEMNIFICATION FOR INFRINGEMENT. Subject to Section 14 below, UroGen shall defend, indemnify and hold Baxter harmless with respect to all claims, liabilities, losses or expenses (including attorneys' fees) of Baxter arising out of or in connection with the infringement of patents, trademarks (except trademarks used on the Products at the request of Baxter) or copyrights arising out of the use or sale of the Products supplied to Baxter under this Agreement. Baxter shall communicate to UroGen all charges of alleged infringement, within a reasonable time after their receipt. Baxter will cooperate with UroGen in defending or otherwise resolving each charge of infringement. UroGen agrees to bear all costs and expenses of litigation, including attorneys fees in connection with such alleged infringement, and UroGen will reimburse Baxter for each disbursement made by Baxter in satisfaction of a final judgement issued in such litigation, but Baxter may, at its own expense, be also represented by its own counsel in any such litigation. In the event that sale of any Product is enjoined, UroGen shall repurchase Baxter's inventory of such Product at Baxter's Fully Loaded Cost therefor. However, the foregoing indemnification obligation shall not apply to (i) claims for infringement of any rights relating to the Factor VIII gene rights which have been supplied to UroGen by Baxter or (ii) claims for infringement in any jurisdiction in which Baxter has assumed responsibility for regulatory compliance in accordance with Section 6.1 hereof. In the event Baxter elects to defend such infringement claim, UroGen will cooperate with Baxter, at Baxter's expense, in such defense. Neither party shall settle any suit for infringement the settlement of which would materially affect the other's rights or interests under this Agreement, the Development

Agreement or otherwise without the other party's prior written consent, which consent shall not be unreasonably withheld.

     13. FORCE MAJEURE. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible.

     14. LIMITATION OF LIABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR LIQUIDATED DAMAGES OR LOST PROFITS UNDER THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, EXCEPT WHERE DAMAGES ARE AWARDED TO A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

     15. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental authority, or any agency or political subdivision thereof, UroGen shall assume all legal obligations to do so, except to the extent UroGen has elected not to pursue regulatory approval in such jurisdiction in accordance with Section 6.1 (in which case Baxter shall be permitted to do so, pursuant to Section 6.1).

     16. NOTICES. All notices required under this Agreement shall be in writing, and all such notices and other written communications (including purchase orders) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each party as follows:

If to Baxter,
such notices shall be delivered to:   Baxter Healthcare Corporation
                                      1627 Lake Cook Road
                                      Deerfield, Illinois  60015
                                      Attention:  President - Venture Management
                                      Associate General Counsel
                                      Facsimile:    847-940-6271

If to UroGen,
such notices shall be delivered to:   UroGen Corp.

                                      10835 Altman Row, Suite A
                                      San Diego, California  92121
                                      Attention:    President
                                      Facsimile:    619-642-9173

or such other address as any such party may designate in writing and delivered to the other party hereto pursuant to this Section 16. All such notices or other written communications shall be deemed to have been received by the addressee if delivered by: hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three
(3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

     17. CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without application of conflicts of law principles, and, subject to Section 24 below, each party hereby submits to the jurisdiction and venue of any state or federal court in the State of California. To the extent permissible by law, each of the parties hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by California law.

     18. PROVISIONS CONTRARY TO LAW/SEVERABILITY. In performing this Agreement, the parties hereto shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail. In the event any provision of this Agreement conflicts with any applicable law or is otherwise determined by an arbitrator or court having valid jurisdiction thereof to be unenforceable, the affected provision of this Agreement shall be deemed to have been modified to the extent necessary so as not to conflict with the applicable law or to be unenforceable or, if such modification is not possible, such provision shall be deemed to have been deleted here from, without affecting, impairing or invalidating the remaining provisions of this Agreement.

     19. ENTIRE AGREEMENT. This Agreement, together with any schedules attached hereto, constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

     20. WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing signed by the party to be bound by such waiver, modification, release or amendment.

     21. ASSIGNMENT. UroGen may not assign its rights or obligations under this Agreement without the prior written consent of Baxter, unless such assignment occurs in connection with a Change of Control (as such term is defined in the Development Agreement) of UroGen and the assignee assumes all of the duties and obligations of UroGen hereunder. Baxter may assign its rights and obligations hereunder to any Affiliate of Baxter without prior notice to or consent of UroGen. No party hereto may assign any of its rights or obligations under this Agreement, unless and to the extent expressly permitted by this
Section 21. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties' permitted successors and assigns.

     22. INDEPENDENT PARTIES. By virtue of this Agreement, neither party constitutes the other as its agent (except as may otherwise be expressly provided herein), partner, joint venturer, or legal representative and neither party has express or implied authority to bind the other in any manner whatsoever.

     23. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

     24.  DISPUTE RESOLUTION.

          24.1 Provisional Remedies: The procedures specified in this Section 24 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided,
                                                                  --------
however, that a party, without prejudice to these procedures, may seek a
-------
preliminary injunction or other provisional relief if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the parties will continue to participate in good faith in the procedures specified in this Section 24.

          24.2 Negotiations Between Executives: The parties will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section
24) promptly by negotiations between one designated executive from each of UroGen and Baxter who will attempt in good faith to resolve any dispute or undecided matter referred to them.

          24.3 Arbitration: In the event that any dispute arising out of or relating to this Agreement or its breach, termination or validity has not been resolved after good faith negotiation pursuant to the procedures of Section 24.2, such dispute shall upon written notice by either party to the other, be finally settled by arbitration administered by JAMS/Endispute in accordance with the provisions of its Comprehensive Arbitration Rules and Procedures and the United States Federal Arbitration Act, as modified below:

               A. The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators, all of whom shall be selected from a list of neutral arbitrators supplied by JAMS/Endispute. From such list, each of Baxter and UroGen shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

               B. The arbitration proceedings shall be conducted: (a) if notice demanding arbitration is delivered by UroGen to Baxter, in Cook County, Illinois, or (b) if notice demanding arbitration is delivered by Baxter to UroGen, in San Diego County, California.

               C. Any party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the party pending the decision of the arbitrators.

               D. The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute. All discovery shall be completed within sixty (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

               E. Each party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators provided that
                                                                   --------
the chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

               F. The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

               G. The arbitrators are empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the arbitrators
                                     --------  -------
will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

          24.4 Performance During Dispute: Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

          24.5 Costs of Arbitration: The party which is found to have been more at fault in a dispute arbitrated under this Section 24 shall be responsible for paying the costs and expenses, including reasonable attorney's fees, which the other party has incurred in such arbitration.

     25. RULES OF CONSTRUCTION. In this Agreement, unless a clear contrary intention appears:

               A. The singular number includes the plural number and vice versa;

               B. Reference to any party includes such party's permitted successors and assigns;

               C.   Reference to any gender includes the other gender;

               D. Reference to any Section, Exhibit or Schedule means such section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

               E. "Herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

               F. "Including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

               G. Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

               H. Reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

               I. Accounting terms used herein shall have the meanings historically attributed to them by GAAP;

               J. In the event of any conflict between any of the provisions of the body of this Agreement and any exhibit or schedule hereto, the provisions of the body of this Agreement shall control;

               K. The headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

               L. Any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against either party shall not apply to any construction or interpretation hereof.

     26. AUDIT. Either party may audit the books and records of the other for the purpose of determining compliance with the terms of this Agreement. The auditing party may use independent outside auditors (who may participate fully in such audit). In the event that an audit is proposed with respect to information which the party to be audited wishes not to disclose to the auditing party ("Restricted Information"), then on the written demand of the party to be audited the individuals conducting the audit with respect to the Restricted Information will be limited to the auditing party's independent auditors. In such event, the party to be audited shall pay the costs of the independent auditors conducting such audit, but only with respect to that portion of the audit relating to the Restricted Information. Such independent auditors shall enter into an agreement with the parties hereto, on terms that are agreeable to both parties hereto, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit and establishing what information such auditors will be permitted to disclose in reporting the results of any audit of Restricted Information. Any such audit shall be conducted during regular business hours in a manner that does not interfere unreasonably with the operations of the party to be audited. The audits conducted by any party under the provisions of this Agreement shall not, in the aggregate, be conducted more than once in any twelve (12) month period per facility unless the next preceding audit disclosed a failure to conform to the terms of any such Agreement or unless the facility received a Form FDA-483 in the twelve (12) months following any audit. Subject to the foregoing limitations, any such audit shall be conducted when requested by notice given not less than thirty (30) days prior to the commencement of the audit.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.


BAXTER HEALTHCARE CORPORATION                        UROGEN CORP.


By:/s/ Victor W. Schmitt                             /s/ Paul D. Quadros
   ---------------------                             ---------------------------
Name:  Victor W. Schmitt                             Name:  Paul D. Quadros
Title: President, Venture Management                 Title: President and CEO